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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Event Reported: March 12, 2002

PAULA FINANCIAL
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-23181 (Commission File Number)	95-4640368 (I.R.S. Employer identification number)

PAULA FINANCIAL
300 North Lake Avenue, Suite 300
Pasadena, CA 91101
(Address of principal executive offices)

(626) 304-0401
(Registrant's telephone number, including area code)

Item 3. Bankruptcy or Receivership

        On February 28, 2002, PAULA Financial (the "Company") announced that it would voluntarily cease underwriting workers' compensation business. The decision came as a result of claims reserve development primarily from claims relating to accident years 1997-1999 on California workers' compensation business. In the fourth quarter of 2001, the Company's underwriting subsidiary, PAULA Insurance Company ("PICO") posted an increase to prior year reserves of $37 million. This reserve increase caused PICO's Risk Based Capital to fall into the "Mandatory Control Level." (See California Insurance Code Section 739.6) Consequently, on March 12, 2002, PICO and the California Department of Insurance ("California DOI") entered into a letter agreement of regulatory oversight.

        The agreement provides, among other things, that the California DOI will appoint a Special Deputy Examiner to provide supervision and regulatory oversight, limits PICO's ability to enter transactions with any affiliated company without the prior approval of the California DOI, and restricts PICO's ability to consummate transactions outside the normal course of business or to incur debt without prior approval of the California DOI. The agreement remains in effect until PICO either receives written notice that it is released from the agreement or the agreement is superceded by an Administrative or Superior Court Order. Under the terms of the agreement, the California DOI can amend or supplement the agreement at its sole discretion.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 19, 2002	PAULA FINANCIAL

By: /s/ JAMES A. NICHOLSON Senior Vice President and Chief Financial Officer

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SIGNATURES